Exhibit 99.1

NOTICE TO DIRECTORS AND EXECUTIVE OFFICERS

OF McDERMOTT INTERNATIONAL, INC.

Blackout Period for Transactions in McDermott Securities

May 28, 2010

If you are a participant in The Thrift Plan for Employees of McDermott Incorporated (the “McDermott Thrift Plan”), you recently received notice from Vanguard, the McDermott Thrift Plan administrator, regarding upcoming changes to the McDermott Thrift Plan in connection with the anticipated spin-off (the “Spin-off”) of The Babcock & Wilcox Company from McDermott International, Inc. (the “Company”). During and as a result of these changes, account activity in the McDermott Thrift Plan will be temporarily restricted by Vanguard for a specified period of time beginning on June 15, 2010 (the “Blackout Period”). Participants in the McDermott Thrift Plan whose accounts are transferring to a newly established The Babcock & Wilcox Thrift Plan in connection with the Spin-off will be temporarily unable to direct or diversify investments or obtain loans, withdrawals or distributions from their individual McDermott Thrift Plan accounts. During the Blackout Period, the Company’s directors and executive officers will be subject to restrictions with respect to trading of equity securities of the Company, as described below, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, as amended.

Blackout Periods

The Blackout Period is expected to begin on June 15, 2010 at 4:00 p.m. Eastern time and end during the week of June 20, 2010.

Trading Restrictions

During the Blackout Period, you will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring or transferring, Company common stock or any other equity security or derivative security of the Company acquired in connection with your service as a director or employment as an executive officer. Please note that these trading prohibitions also apply to Company securities held by your immediate family members living in your household, held in a trust or held by partnerships or corporations. Certain exemptions from these rules apply, but the exemptions are narrow and should be discussed with the Company’s General Counsel (see contact information below) before any action is taken concerning Company securities during the Blackout Period.

Questions

If you have any questions concerning transactions in Company securities, this notice or the Blackout Period, including whether the Blackout Period has started or ended, please contact Liane K. Hinrichs, Senior Vice President, General Counsel and Corporate Secretary at 777 N. Eldridge Pkwy., Houston, Texas 77079, or by telephone at (281) 870-5901.